Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this registration statement on Form S-3 of RUM Group Inc. (the “Company”) of our report dated April 13, 2026, relating to the audit of the consolidated financial statements of Northern Data AG as of and for the years ended December 31, 2025 and 2024, appearing in the Company’s registration statement on Form S-4 (File No. 333-295008), filed with the U.S. Securities and Exchange Commission on April 13, 2026 and declared effective on April 14, 2026. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Liebhart & Kollegen

Wirtschaftsprüfer Steuerberater

Stuttgart

November 12, 2026